BALDWIN & LYONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 8, 2014

TO THE SHAREHOLDERS OF BALDWIN & LYONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. (the “Corporation”) will be held Thursday, May 8, 2014 at 10:00 a.m., Eastern Time, at 111 Congressional Boulevard, Carmel, IN 46032 for the following purposes:

1.	To elect thirteen (13) directors,

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation for 2014,

3.	To provide an advisory vote to approve executive officer compensation, and

4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 20, 2014, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded.  If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Shares of the Class B Common Stock are not voting shares and therefore proxies are not being solicited in regard to these shares.

Date: April 3, 2014

By Order of the Board of
Directors

/s/ Craig C. Morfas
Executive Vice President and Secretary

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON

BALDWIN & LYONS, INC.

PROXY STATEMENT

General Information

Use of Proxies

This Proxy Statement is furnished in connection with the solicitation by Baldwin & Lyons, Inc. (the “Corporation”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 8, 2014, in accordance with the foregoing notice.  The Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 2, 2014.

The mailing address of the Corporation’s principal office is 111 Congressional Boulevard, Carmel, IN 46032.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date.  Shares represented by a proxy, properly executed and returned to the Corporation, and not revoked, will be voted at the Annual Meeting.

Shares will be voted according to the directions of the shareholder as specified on the proxy.  If no directions are given, the proxy will be voted FOR the election of the thirteen directors named as nominees in this Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the Corporation for 2014 and FOR approval of executive officer compensation.  Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

Record Date and Voting Securities

The close of business on March 20, 2014, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.  As of March 20, 2014, the Corporation had 2,623,109 shares of Class A Common Stock outstanding and entitled to vote.  Each share of Class A Common Stock is entitled to one vote.  The vote can be exercised in person or by proxy.  There are no other outstanding securities of the Corporation entitled to vote.  There will be no cumulative voting for the election of directors.

Shares of Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

Expenses of Solicitation

All expenses of the solicitation of proxies will be paid by the Corporation.  Officers, directors and other employees of the Corporation may solicit proxies by telephone or by special calls.  The Corporation will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy material to the beneficial owners of the Corporation’s stock.

Beneficial Owners of More than 5% of the Class A Common Stock

The following table contains information concerning persons who, to the knowledge of the Corporation, beneficially owned on March 20, 2014, more than 5% of the outstanding voting securities of the Corporation:

Name and Address of Beneficial Owner (1)	Number of Class A Shares And Nature of Beneficial Ownership	Percent of Class A Shares
Shapiro Family Interests (in the aggregate) (2) 799 Central Avenue Highland Park, Illinois 60035 Nathan Shapiro Robert Shapiro Norton Shapiro Steven A. Shapiro	1,278,926 1,138,841 865,259 762,509 777,344	48.8% 43.4% 33.0% 29.1% 29.6%
John D. Weil 200 North Broadway St. Louis, Missouri 63102 (3)	157,028	6.0%

(1)	Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.

(2)
Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to the Corporation, and additional information was provided by Nathan Shapiro.  The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate.  Nathan, Robert and Norton Shapiro are brothers and Steven Shapiro is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro.  The Class A shares reported in the above table for the Shapiro family interests include 353,250 shares (13.47%) held of record by the Shapiro Family Limited Partnership – Gift Shares for which Nathan, Robert and Norton are each limited partners and beneficiaries, as well as 178,500 shares (6.81%) held of record by Gelbart Fur Dressers, 41,250 shares (l.57%) held of record by Jay Ell Company and 178,125 shares (6.79%) held of record by Diversified Enterprises, all three of which are Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and 3,884 shares (.15%) held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Nathan, Robert and Norton Shapiro are owners and as to which they share voting and investment powers.  These shares, totaling 755,009 Class A shares (28.78%), are included in the listing for individual beneficial ownership of each of the Shapiro Family members listed above.

(3)
Information with respect to the interests of John D. Weil was obtained from Amendment No. 5 to Schedule 13D, dated February 21, 2006, as well as Forms 4 and 5 filed with the Securities and Exchange Commission and delivered to the Corporation.  The shares reported include shares held in the name of family members, including Mr. Weil’s spouse, family trusts and a family limited partnership.  Mr. Weil has reported that he has sole voting and investment powers as to 12,578 Class A shares and shared voting and investment powers as to 144,450 Class A shares, subject to the limitation that Mr. Weil has declared that he is not the beneficial owner of the shared securities in excess of his proportionate share of the family limited partnership.  Mr. Weil disclaims economic or beneficial ownership of 8,878 Class A shares owned by his spouse.

Directors and Nominees

Thirteen (13) directors are to be elected to hold office until the 2015 Annual Meeting and until their respective successors are elected and qualified.  The Corporation contemplates that all of the nominees will be able to serve.  However, if any of the nominees are unable to serve, the persons named as proxies in the accompanying Proxy may vote for another nominee, or nominees according to their best judgment.

All of the nominees are currently directors of the Corporation.  None of the nominees are family-related, except Nathan, Robert and Norton Shapiro, who are brothers and Steven Shapiro, who is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro.  A majority of the nominees are Independent Directors within the meaning of applicable NASDAQ listing standards, as noted in the table on Page 8.

Set forth in the following summaries is the age of each director and nominee, all offices held with the Corporation, the nominee’s principal occupation, a brief account of business experience during the past five years as well as other public company directorships.

STUART D. BILTON	Age 67	Director Since 1987

Mr. Bilton has served as Chairman and C.E.O. of Aston Asset Management, LLC, a diversified investment management firm since 2006.  He is also C.E.O. and a director of the Aston Funds, a family of mutual funds and was Chairman of Aston Funds from 1993 to 2009..  Mr. Bilton was Vice Chairman of ABN AMRO Asset Management (US), Inc. from 2003 until 2006 and President and Chief Executive Officer of ABN AMRO Asset Management (US), Inc. from 2001 to 2003.  Mr. Bilton’s extensive experience in investment management and his 27 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

JOSEPH J. DEVITO	Age 62	Director Since 1997

Mr. DeVito was named Chief Executive Officer of the Corporation in December, 2010.  Prior thereto, he served as President and Chief Operating Officer of the Corporation since February, 2007 and President and a director of each of the Corporation’s major wholly owned subsidiaries.  From 1997 until 2007, Mr. DeVito served as Executive Vice President of the Corporation.  Mr. DeVito has been employed by the Corporation since 1981.

OTTO N. FRENZEL IV	Age 54	Director Since 2008

Mr. Frenzel has served as Chairman of Kauffman Engineering, Inc., an Indiana based manufacturer of electrical equipment, since 2001 and he was formerly Chairman of Symphony Bank in Indianapolis from 2005 until 2008.  Mr. Frenzel’s extensive experience in banking and corporate management, along with his previous 6 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

GARY W. MILLER	Age 73	Director Since 1977

Mr. Miller was named Executive Chairman in December, 2010.  Prior thereto, he had served as Chairman and Chief Executive Officer of the Corporation since 1997 and was President of the Corporation from 1983 until February, 2007.  He is also Executive Chairman of each of the Corporation’s major wholly owned subsidiaries.  Mr. Miller has been employed by the Corporation since 1965.

JOHN M. O’MARA	Age 86	Director Since 1981

Mr. O’Mara served as a financial consultant, principally for portfolio companies of Citi Group Venture Capital from May 1993 to November 2009. Since then he has been a financial consultant and private investor.  He was a director of The Midland Company until its sale in April, 2008.  Mr. O’Mara’s extensive experience in investment management, management and directorship with other public companies and his 33 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

THOMAS H. PATRICK	Age 70	Director Since 1983

Mr. Patrick has been a principal and co-owner of New Vernon Capital LLC, an investment management company since 2004.  During 2002 and 2003, he was the Executive Vice Chairman, Finance & Administration of Merrill Lynch & Co., Inc., and prior thereto he held a number of executive positions with Merrill Lynch & Co., Inc.  Mr. Patrick also serves as a director of Deere & Company and, from 2004 through 2010, was a director of Computer Sciences Corporation.  Mr. Patrick’s extensive experience in investment management along with his management and directorship experience with other public companies and his 31 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

JOHN A. PIGOTT	Age 82	Director Since 1997

Prior to his retirement in 1996, Mr. Pigott served in various capacities at Anixter, Inc., including Director, Vice Chairman, President and Chief Executive Officer. Mr. Pigott’s experience in management and consulting with other public and private companies and his 17 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

KENNETH D. SACKS	Age 49	Director Since 2007

Mr. Sacks has served as co-Chief Executive Officer since September, 2011, and as Managing Principal and Chairman since 2003, of JMB Insurance Agency, Inc., an insurance brokerage company located in Chicago.  Prior to his affiliation with JMB Insurance Agency, Inc., Mr. Sacks was engaged in real estate portfolio management with JMB Realty Corporation in Chicago and Merrill Lynch Hubbard in New York.  Mr. Sack’s executive management experience in the property and casualty insurance industry, along with his 7 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

NATHAN SHAPIRO	Age 77	Director Since 1979

Mr. Shapiro served as the President of SF Investments, Inc., a broker/dealer in securities from 1970 until 2009 and continues to serve as investment advisor to SF Investments, Inc.  Since December, 1977, Mr. Shapiro has also served as President of New Horizons, Inc., management consultants.  Mr. Shapiro’s extensive experience in investment management, particularly within the property and casualty insurance industry, his management and directorship with other public and private companies and his 35 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

NORTON SHAPIRO	Age 81	Director Since 1983

Prior to his retirement in 1999, Mr. Shapiro served as Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs.  Mr. Shapiro’s experience in management and directorship with other companies and his 31 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

ROBERT SHAPIRO	Age 75	Director Since 1997

Mr. Shapiro has served as President and Chief Executive Officer of Emlin Cosmetics, Inc., a corporation engaged in the manufacture and distribution of cosmetic products, since 1964.  Mr. Shapiro’s experience in management and directorship with other companies and his 17 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

STEVEN A. SHAPIRO	Age 49	Director Since 2007

Mr. Shapiro has served as Vice President of SF Investments, a broker/dealer in securities since 1991 and has been a member of New Vernon Investment Management, LLC, the General Partner in a series of investment limited partnerships, including the New Vernon Insurance Fund, since 1999.  Mr. Shapiro served on the Board of Directors of First Mercury Financial Corporation until its sale in February, 2011.  Mr. Shapiro’s extensive experience in investment management, with emphasis on the property and casualty insurance industry, as well as management and directorship with other public and private companies and his 7 years of service as a Board member to the Corporation, provide him with the background necessary to serve as an effective Board member.

JOHN D. WEIL	Age 73	Director Since 1997

Mr. Weil has served as President of Clayton Management Co., a private investment management firm, since 1973.  Mr. Weil also serves as a Chairman of the Board of Allied Healthcare Products, Inc. and from 1996 through 2011 served on the Board of Directors of PICO Holdings, Inc.  Mr. Weil’s extensive experience in investment management, including several property and casualty insurance companies, as well as management and directorship with other public and private companies and his 17 years of service as a Board member to the Corporation provide him with the background necessary to serve as an effective Board member.

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Committees of the Board of Directors

Audit Committee

The composition and duties of the Audit Committee are described in the Audit Committee Report found beginning on Page 22 of this document.

Compensation and Employee Benefits Committee

All members of the Compensation and Employee Benefits Committee (hereinafter referred to as the “Compensation Committee”) are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to compensation committee members.  No interlocking relationship exists between any member of the Corporation’s Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

The executive compensation program is administered by the Compensation Committee.  This Committee oversees the administration of the Corporation’s employee benefits plans and establishes policies relating to compensation of executive officers.  The Committee reviews all aspects of executive compensation and evaluates performance of the Corporation’s executive officers, including the Named Executive Officers of the Corporation.  In addition, the Committee reviews, manages and administers all Corporation stock-based compensation plans as well as the 2013 Book Value Appreciation Rights Plan (BVAR Plan).  In the case of the Executive Incentive Bonus Plan, the Committee designates officers and key employees to receive options or restricted stock, and the number and terms of the options or restricted stock.    In the case of the BVAR Plan, the Committee approves officers and employees to receive rights and the number and terms of the rights.  All decisions by the Committee relating to the compensation of the Corporation’s executive officers are reviewed and approved by the full Board.  The Corporation’s Executive Compensation Discussion and Analysis is presented beginning on Page 12 of this Proxy Statement.

Investment Committee

The Investment Committee sets policy regarding composition, quality, risk and duration of the Corporation’s investment portfolios and the positioning of such portfolios in the context of the Corporation’s enterprise risk management program.  The Investment Committee approves hiring of all portfolio investment managers and evaluates the performance of each investment manager no less frequently than quarterly.

Strategic Planning Committee

The Strategic Planning Committee is responsible for working closely with management to identify new opportunities available to the Corporation as well as strategies for profitably expanding existing businesses.  The Strategic Planning Committee also has input into the Corporation’s budgeting and enterprise risk management processes.

Nominating Committee

The Nominating Committee is responsible for selecting nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors.  An additional discussion of the responsibilities of the Nominating Committee is contained on Page 25 of this Proxy Statement.

Board of Directors and Risk Management

As a part of its oversight function, the Board monitors how management operates the Corporation, in part via its committee structure.  The board evaluates strategies, reviews management reports and considers the risks involved in all of the Corporation’s insurance and investment activities.  The Corporation has no single risk management committee but, rather, each committee considers risk issues associated with its specific role as discussed in this document.

Executive Chairman and Lead Director

Between 1997 and December, 2010, Gary W. Miller served as the Corporation’s CEO as well as its Chairman.  Effective December, 2010, Mr. Miller became the Executive Chairman of the Board of Directors.  In determining that Mr. Miller was the appropriate person to serve in the role of Executive Chairman, the Board relied on several important measures.  Mr. Miller’s leadership, integrity and vision have been instrumental in the successful growth of the Corporation for nearly five decades.  He has served an active role in the Corporation’s continued strong performance, despite challenging economic and market conditions.  Mr. Miller has the confidence of the Board and the Board believes that Mr. Miller, working closely with the CEO, Joseph J. DeVito, has the ability to assist Mr. DeVito and his executive staff in managing both the short and long-term strategies necessary in the challenging marketplace in which the Corporation competes.

With the roles of Chairman and CEO separated, the Board believes that the office of Executive Chairman of the Board of Directors can function in an appropriate manner with the understanding that mechanisms are in place to ensure that the Corporation maintains the highest standards of corporate governance which insures the continued accountability of the CEO to the Board.  These mechanisms include:

•	The majority of directors are independent.

•
The election by the Board of Steven A. Shapiro to be the non-employee Lead Director.  Mr. Shapiro has been a member of the Corporation’s Board since 2007, is co-chairman of the Strategic Planning Committee and a member of the Investment Committee.  He has been a strong and influential member of the Board and plays an integral role in the Board’s execution of its responsibilities.   As detailed below, Mr. Shapiro’s responsibilities as Lead Director and his advisory role to Mr. Miller and Mr. DeVito will complement Mr. Miller’s role as Executive Chairman of the Board while providing the necessary checks and balances to hold both the Board and the Executive Chairman accountable in their respective roles.

•
The Audit, Compensation, and Nominating Committees are comprised of and chaired by non-employee directors who meet the independence requirements under the NASDAQ listing standards and other governing laws and regulations.

•	Review and determination of Mr. Miller’s compensation and performance will remain within the purview of the Compensation Committee.

•
The non-employee directors will meet in regular executive sessions, without management present, to discuss the effectiveness of the Corporation’s management, the quality of the Board meetings and any other issues or concerns.

The Board does not have a policy as to whether the role of the CEO and the Chairman should be separate, or whether the Chairman should be a management or non-management director.  Thus, while the Board has determined that Mr. Miller will serve in the role of Executive Chairman of the Board, the Board has the right to determine, in the future, if the roles will be combined or remain separate, as well as to determine whether or not a management or non-management chairman would be in the best interest of the Corporation and its stockholders.

Board and Committee Membership and Meetings

In 2013, each incumbent director attended at least 75 percent of the total number of meetings of the Board and the committees on which he serves.  In addition, all board members are expected to attend the annual meeting of shareholders, and all attended in 2013.  Current committee membership and the number of meetings of the full board and each committee in 2013 are shown in the table below.

Name	Board	Audit Committee	Compensation Committee	Investment Committee	Strategic Planning	Nominating Committee
Stuart D. Bilton	Member (a)			Member		Chairman
Joseph J. DeVito	Member				Co-Chairman
Otto N. Frenzel IV	Member (a)	Chairman			Member	Member
Gary W. Miller	Executive Chairman			Member	Member
John M. O'Mara	Member (a)	Member		Member
Thomas H. Patrick	Member (a)		Member	Member
John A. Pigott	Member (a)	Member	Member			Member
Kenneth D. Sacks	Member (a)	Member	Member		Member
Nathan Shapiro	Member			Chairman	Member
Norton Shapiro	Member			Member	Member
Robert Shapiro	Member			Member	Member
Steven A. Shapiro	Member			Member	Co-Chairman
John D. Weil	Member (a)		Chairman	Member
Number of 2013 meetings	4	5	4 (b)	4 (b)	4 (b)	2

(a)	An Independent Director within the meaning of applicable NASDAQ listing standards.
(b)	In addition to formal meetings, these committees also carry on their business through telephone conversations and informal contacts among their members.

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Directors' Fees

Compensation to directors who were not employees during 2013 was as follows:

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)
Stuart D. Bilton	30,000	40,000	1,829	71,829
Otto N. Frenzel IV	40,000	40,000	1,829	81,829
John M. O'Mara	22,500	40,000	1,829	64,329
Thomas H. Patrick	22,500	40,000	1,829	64,329
John A. Pigott	30,000	40,000	1,829	71,829
Kenneth D. Sacks	30,000	40,000	1,829	71,829
Nathan Shapiro	30,000	40,000	1,829	71,829
Norton Shapiro	30,000	40,000	1,829	71,829
Robert Shapiro	30,000	40,000	1,829	71,829
Steven A. Shapiro	30,000	40,000	1,829	71,829
John D. Weil	30,000	40,000	1,829	71,829

The provisions of the directors’ compensation plan which was in effect during 2013 are as follows:

  Cash

•	Board meeting attendance fee of $7,500. This fee is reduced to zero in the case of telephonic attendance or non-attendance.
•
No additional fees are paid for committee membership or meetings which are held telephonically or in conjunction with a regular Board meeting.  Committee members will receive $2,500 for attendance at non-telephonic committee meetings held at other times.

•	The Chairman of the Audit Committee receives an additional $2,500 per quarter.
•	Reimbursement for customary and usual travel expenses.

Stock

An annual retainer in the amount of $40,000 is paid to each director in the form of restricted stock.  Each annual restricted stock grant will be made on the date of the Corporation’s annual meeting.  Restricted shares fully vest one year from the date of grant.  For 2013, each director received a grant of 1,646 restricted shares (18,106 shares in total) on May 7, 2013, all of which will vest on May 7, 2014.  The amount shown in the table above represents the fair value of this grant on May 7, 2013.

Restricted stock is treated as outstanding for purposes of dividend accruals from the date of grant and accrued dividends are paid to directors upon the vesting of the restricted shares.  The amount shown as All Other Compensation in the table above represents dividends paid to each director during 2013 upon the vesting of previously granted restricted stock.

Effective January 1, 2014, the cash portion of directors’ compensation plan was revised to provide for quarterly Board meeting attendance fee of $10,000.  Further, the Lead Director will receive an additional $2,500 per quarter and the Chairmen of the Compensation Committee and the Nominating Committee will each receive an additional $1,250 per quarter.  All other provisions of Directors’ compensation are unchanged.

Directors who are employed by the Corporation do not receive directors' fees.

Common Stock Beneficially Owned by Directors and Management

The following table contains information concerning shares of Class A and Class B Common Stock of the Corporation beneficially owned on March 20, 2014 by all directors and nominees, the five most highly compensated executive officers (the “Named Executive Officers”) and by all directors and officers as a group:

	Class A Shares		Class B Shares
Name of Beneficial Owner or Identity of Group (1)	Number	Percent	Number (2)	Percent
Stuart D. Bilton	0	0.0%	41,949	0.3%
Mark L. Bonini	2,000	0.1%	23,938	0.2%
G. Patrick Corydon	10,125	0.4%	50,969	0.4%
Joseph J. DeVito	1,087	0.0%	167,974	1.4%
Otto N. Frenzel, IV	2,132	0.1%	11,017	0.1%
Gary W. Miller	46,286	1.8%	117,099	0.9%
Craig A. Morfas	0	0.0%	13,742	0.1%
John M. O’Mara (3)	84,631	3.2%	83,824	0.7%
Thomas H. Patrick (4)	88,875	3.4%	255,838	2.1%
John A. Pigott	5,062	0.2%	39,382	0.3%
Kenneth D. Sacks	0	0.0%	12,767	0.1%
Nathan Shapiro (5)	1,138,841	43.4%	2,518,299	20.4%
Norton Shapiro (5)	762,509	29.1%	1,809,029	14.6%
Robert Shapiro (5)	865,259	33.0%	1,848,664	15.0%
Steven A. Shapiro (5)	777,344	29.6%	1,808,142	14.6%
John D. Weil (6)	157,028	6.0%	592,076	4.8%
All directors and Named Executive Officers (7)	1,676,152	63.9%	3,996,584	32.3%

(1)
Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment powers with respect to Class A shares or sole investment power with respect to Class B shares; and includes the beneficial interest of spouses and minor children who share the same residence as the named individual.

(2)	A total of 12,358,921 Class B shares were issued and outstanding, including restricted shares not yet vested, as of March 20, 2014.

(3)
Includes 12,513 Class A shares owned by Mr. O’Mara’s wife and 57,375 Class A shares held in trust for his children, with Mr. O’Mara serving as trustee.  Mr. O’Mara disclaims any beneficial interest in these shares.

(4)	Includes 236,862 Class B shares owned by a private family foundation in which Mr. Patrick is an officer and director. Mr. Patrick disclaims any beneficial interest in these shares.

(5)
See “Beneficial Owners of More than 5% of the Common Stock” for additional information on Class A shares.  The shares reported in the above table for Nathan, Norton, Robert and Steven Shapiro include 755,009 Class A and 1,799,375 Class B shares owned by the Shapiro Family Limited Partnership as well as three partnerships: Gelbart Fur Dressers; Jay Ell Company and Diversified Enterprises and Emlin Cosmetics, Inc.  Nathan, Robert, Norton and Steven Shapiro are beneficial owners and/or share investment power with respect to the shares owned of record by these entities and, accordingly, these shares are included in the listing for individual beneficial ownership of each of the Shapiro Family members.

(6)
See “Beneficial Owners of More than 5% of the Common Stock” for additional information on Class A shares.  The shares reported include shares held in the name of family members, including Mr. Weil’s spouse, family trusts and a family limited partnership.  Mr. Weil has reported that he has sole investment powers as to 10,792 Class B shares and shared voting and investment powers as to 581,284 Class B shares, subject to the limitation that Mr. Weil has declared that he is not the beneficial owner of the shared securities in excess of his proportionate share of the family limited partnership.  Mr. Weil disclaims economic or beneficial ownership of 52,787 Class B shares owned by his spouse.

(7)	Total ownership by Named Executive Officers, directors and nominees equals 37.9% of the aggregate of all Class A and Class B shares outstanding on the record date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of the Corporation’s securities with the Securities and Exchange Commission.  Copies of those reports must be furnished to the Corporation.  Based solely on a review of the Section 16(a) reports furnished to the Corporation with respect to 2013 transactions and written representations from the affected executive officers and directors, we believe that all Section 16(a) filing requirements applicable to the Corporation’s executive officers and directors during 2013 were satisfied with the exception of fifteen Forms 4 filed after their respective due dates by John D. Weil.

Executive Compensation Discussion And Analysis

Introduction

The following discussion provides an overview of the philosophy, objectives, administrative and material elements of and decisions relating to the Corporation’s Executive Compensation Program for 2013 as well as changes determined for 2014.

Executive Compensation Philosophy, Strategy & Objectives

The Corporation’s compensation philosophy and objectives are directly related to its business strategy and objectives.  The Compensation and Employee Benefit Committee of the Board (referred to hereafter in this Executive Compensation Discussion and Analysis as the “Committee”) believes that, in order to maximize stakeholder value, executive compensation should be aligned with business strategy in addition to financial goals.  The Committee, on behalf of the full Board of Directors, believes that the Corporation’s compensation programs should:

•	Create compensation which is targeted at a level that will allow the Corporation to attract, retain, and motivate top executive talent.

•	Ensure that an appropriate relationship exists between compensation and the creation of shareholder value.

•	Recognize the unique, cyclical nature of the markets in which the Corporation operates and the external factors to which the Corporation is subjected.

•	Recognize the significant industry experience, averaging over 30 years, of the Corporation's Named Executive Officers.

•	Support long-term decision-making and, accordingly, long-term financial growth.

•	Include benefits and perquisites to the extent there is valid business rationale for doing so.

The Committee believes that the compensation program in place for 2013 supported these objectives.  The program for 2014 will be substantially unchanged from the 2013 program.

Executive Compensation Administration

The Role of the Committee

The Committee is responsible for approving all components of the compensation of the Executive Chairman, the Chief Executive Officer (“CEO”), as well as each executive reporting directly to the CEO, a group inclusive of all Named Executive Officers.  The Committee administers all executive officer compensation plans, programs, and guidelines and has the final decision-making role in compensation paid to the Corporation’s executive officers.

The Role of the Chief Executive Officer

As CEO, Joseph J. DeVito, sets goals and evaluates each executive officer’s performance.  He makes recommendations regarding compensation to the Committee.  Neither the Executive Chairman of the Board nor the CEO has decision making authority regarding his own level of compensation, nor that of any of the other executive officers.  However, the CEO does, when requested by the Committee, participate in Committee meetings to provide:

•	Background information regarding the Corporation’s operating results and financial objectives;

•	The CEO’s evaluation of the performance of the executive officers, including all of the other Named Executive Officers; and

•	Recommendations for completed year compensation awards and future targets for executive officers, including all Named Executive Officers.

The Role of the Committee’s Advisor

The Committee has the authority to engage an executive compensation consultant or other advisor as necessary to assist in fulfilling its duties to the Corporation’s shareholders.  In 2013,  the Committee engaged Pearl Meyer & Partners (“PM&P), an independent executive compensation consulting firm, to conduct an executive compensation review and provide feedback on the Corporation’s executive compensation programs in general.  Because PM&P offers no services other than executive compensation consulting services, Baldwin & Lyons believes the services it receives from PM&P are objective and free from undue influence.

PM&P advised the Committee and members of management on all principal aspects of executive compensation, including program design and the competitiveness of executive compensation levels.   PM&P reported directly to the Committee although PM&P personnel communicated with executive officers from time to time to gather information or to obtain management’s perspective on executive compensation matters.  PM&P attended Committee meetings at the Committee’s request, including executive sessions where no executive officers or other employees of the Corporation were present.

Defining the Competitive Market

Because of the unique nature of the combination of markets which the Corporation operates, the Committee does not believe that there are a large number of individual companies to which it can reliably compare the performance of the Corporation over a limited period of time. However, the Committee believes it appropriate to define competitive compensation levels consistent with the Corporation’s target talent market, namely similarly-sized companies engaged in the underwriting of property and casualty insurance in specialty markets.  This group of companies represents the Corporation’s “Peer Group”, and included the following companies for 2013:

AmTrust Financial Services                                                     Tower Group International, Ltd.
Navigators Group Inc                                                                Meadowbrook Ins Group Inc
EMC Insurance Group, Inc.                                                      RLI Corp
Universal Insurance Holdings, Inc.                                         Donegal Group Inc
United Fire Group, Inc.                                                              Safety Insurance Group Inc
National Interstate Corp                                                            Hallmark Financial Services

Baldwin & Lyons was below the 25th percentile of the peer group in terms of total revenue, total assets, and total employees at the beginning of 2013 and was in the 36th percentile for market capitalization.  The Committee believes this peer group accurately reflects the Corporation’s market for executive talent.

Benchmarking Executive Compensation

To assist the Committee in its review of the competitiveness of executive compensation programs, PM&P provided compensation data from annual reports and proxy statements from companies in this Peer Group to the Committee for executive compensation benchmarking and analysis purposes.  The Committee used this data to compare the compensation of our executive officers to our targeted pay positioning.  This compensation data reflects our target talent market and therefore, market compensation levels.

In addition to peer group data, PM&P also analyzed compensation survey data.  The survey data focused on publicly-traded companies of a similar size in our industry.  The specific companies comprising the survey sources were not central to any decision made or not made by the Committee.  The survey data also used general industry data as a supplemental data source, particularly for functional positions where industry expertise is not necessarily required.

The findings of PM&P’s review, as enumerated below, were consistent with the pay strategy developed by the Committee, which it believes supports the Corporation’s compensation philosophy, as enumerated above, as well as execution of the Corporation’s business strategy.  These guiding principles have been executed through the pay strategy for 2013 and are further explained as follows:

•
Base salaries are modestly above the market 75th percentile of the peer group in recognition of efficient management structure, requiring fewer executive officers, the significant tenure and experience of senior management in a highly specialized and varied business and to ensure continued attraction and retention of executive talent;

•
Annual incentive opportunities, which are distributed as a combination of cash and the Corporation’s equity securities, are approximately at the 35th percentile of the peer group for all executive officers so as not to encourage engaging in short-term profit opportunities at the expense of long-term decision-making and increases in total long-term shareholder value;

•
Long-term incentives, which are slightly above the 25th percentile of the peer group, have traditionally been delivered in the form of book value appreciation rights (“BVARs”) which focus on financial returns strongly correlated to total shareholder value, rather than through the use of actual equity (BVARs are described further below); and,

•	Limited perquisites are offered, primarily consisting of a vehicle provided at the Corporation’s expense.

•	Overall, total direct compensation for the Corporation’s executive officers approximates the 50th percentile of the peer group.

Compensation and Risk Taking Considerations

The Committee consults with members of the Strategic Planning and Audit Committees to consider the relationship of compensation programs to the Corporation’s financial and strategic goals.  The Committee reviews the balance achieved in the compensation programs with consideration of the fact that each member of management’s personal financial situation could be significantly impacted by the Corporation’s financial performance.  Based on such inter-committee communications, the Committee believes that the executive compensation arrangements do not encourage executives to take unnecessary or excessive risks that could threaten the value of the Corporation.

The formulaic bonus hurdles utilized by the Committee are based solely on operating income, rather than sales or revenue targets which could encourage the production of unprofitable business.  Operating income hurdles are selected in conjunction with the full Board’s review and approval of the operating budget for the year as developed by management.  Careful consideration is given to current and anticipated market conditions, including the current competitive environment and strategic plans for the development of new products, which are expected to be encountered in the Corporation’s business operations.

The Committee believes that the present proportion of compensation based on the Corporation’s operating income and individual performance is balanced in such a way as to motivate the executives to fulfill the corporate mission and vision, including specific and focused performance objectives, but does not encourage unnecessary or excessive risk taking.  In addition, a significant portion of executives’ performance-based compensation is in the form of long-term equity incentives and other deferred compensation which does not encourage unnecessary or excessive risk taking because such benefits generally vest over a three to five year period of time, thereby focusing the executives on the Corporation’s long-term interests.

Components of Executive Compensation for 2013

The principal components of the Corporation’s 2013 executive compensation program for executive officers, including the Named Executive Officers, were:
1.	Base salary
2.	Annual incentives
3.	Long-term incentives
4.	Employee benefits and perquisites

Each of these elements is discussed more fully below.

Base Salary

The Committee annually reviews and, if appropriate, adjusts each executive officer’s base salary.  The Committee considers several factors when determining if a base salary adjustment is warranted and how much of an adjustment is appropriate.  These factors include the Corporation performance against business objectives, changes in individual levels of responsibility, individual performance for the previous year and industry and general economic conditions.  While the Committee considers these factors to guide its decisions, it does not rely on them exclusively.  The Committee typically exercises significant business judgment based on a thorough assessment of compensation levels and alignment with the Corporation’s compensation philosophy and pay strategy.

For 2013, the Committee determined that Mr. Miller’s base salary would be decreased by 43% in light of his reduced role in the day-to-day operations of the Corporation, which have been assumed by Mr. DeVito.  Base salaries for each of the other Named Executive Officers were increased from 0% to 9% during 2013 in light of the record underwriting results and significant accomplishments with respect to the Corporation’s five year strategic plan achieved during 2012.

Annual Incentives for 2013

The Corporation’s executive officers, including each of the Named Executive Officers, participated in the Corporation’s Executive Incentive Bonus Plan for 2013 (“the Plan”).  A more detailed description of the Plan was included, starting on Page 21, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 4, 2010, a copy of which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC’s Edgar web site (www.sec.gov/edgar).

Under the Plan, each participant, including each of the Named Executive Officers, was provided with a target annual incentive opportunity according to the pay strategy discussed above.  Annual incentive bonuses for 2013 were determined using a preset formula-based bonus program consisting of two components: 50% was dependent upon a Board approved hurdle based upon pre-tax operating profit and 50% was dependent on an evaluation of each officer’s individual performance and changes in executive responsibilities.

For the operating profit component, the Committee established a “hurdle”.  The hurdle was referenced to the budgeted pre-tax operating income for 2013, as approved by the Board of Directors.  Fifty percent (50%) of the executive’s bonus was determined by comparing the actual pre-tax operating income for the year against the hurdle amount.  That portion of the bonus may increase or decrease as actual pre-tax operating income is higher or lower than the hurdle.  A range has been established with 75% of the hurdle, referred to as the “threshold” and 150% of the hurdle, referred to as “superior performance”.  The formula multiplies 50% of the target bonus by the percentage difference within this range times two.  Therefore, if operating income falls below the threshold, this portion of the bonus would be eliminated.  If operating income equals or exceeds superior performance, the maximum portion of the bonus could be double the target.  For 2013, actual operating profit was 26.73% above the hurdle and, accordingly, this portion of the target bonus was increased by 53.45%.

The individual performance component of the Plan is designed in recognition of the fact that significant contributions by certain executives to the long-term success of the Corporation may be achieved  regardless of the attainment of operating income targets.  The CEO develops performance goals for each executive in conjunction with the creation of the corporate strategic plan and, while individual performance goals vary among the executives depending on their specific responsibilities, these goals are inter-dependent with the focus of positioning the Corporation to achieve its long-term objectives.

In addition to overall responsibility for the individual goals designated for the executives, Mr. DeVito’s is accountable for development and successful implementation of the five year strategic plan as well as a plan for executive succession and has principal responsibility for evaluation of new business opportunities and continuance and expansion of favorable relationships with major customers and business partners.

Determination of satisfactory achievement of individual goals is reviewed on a frequent basis through both group and individual evaluations conducted between the executives and the CEO.  Achievement of each significant individual performance goal is considered when determining the individual performance component of the bonus.  This component can be decreased or eliminated based on the CEO’s determination of an executive’s performance related to his or her individual goals.  Each individual goal is weighted by the CEO and evaluated separately, with the aggregation of the individual goal values then determining the percentage of individual performance bonus to be recommended to the Committee.  For 2013, this process resulted in the Named Executive Officers being granted bonuses based on achievement of individual goals ranging from 50% to 100%.

All bonuses granted under the Plan are paid to executives, including the Named Executive Officers, two-thirds in cash and one-third in the form of restricted Class B common shares which will vest over a three year period, in accordance with the Plan.  Amounts presented in the Summary Compensation Table  reflect this distribution, with cash portions shown in the Bonus column and the equity component shown in the Stock Awards column.  Class B common shares paid as part of the Plan are subject to risk of forfeiture upon termination of employment for any reason other than death, disability or retirement prior to vesting.  Vesting occurs ratably on the first, second and third anniversaries of the grant, which occurs in February following the completion of the calendar year to which the bonus applies.  Additional information regarding these restrictions is presented in the equity award tables elsewhere in this document.

Long-term Incentives for 2013

In recent years, the Corporation has utilized “book value appreciation rights” (BVARs) as the sole form of long-term incentives for executive officers and virtually all other salaried personnel.  A detailed description of the Corporation’s BVAR Plan was included, starting on Page 21, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 7, 2013, a copy of which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC’s Edgar web site (www.sec.gov/edgar).   The value of BVARs is not impacted by fluctuations in the market value of the Corporation’s common stock and settlements consist solely of cash.  No equity securities are issued in connection with this form of compensation.

BVARs provide deferred compensation to virtually all salaried employees, including the Named Executive Officers, formulaically based on the increase in the Corporation’s book value, with certain adjustments for dividends paid to shareholders, over a five-year period.  This program results in compensation which is directly linked to the Corporation’s performance and increases in the book value of the Corporation, closely aligning value realized from BVARs with total shareholder value creation.

Increases and decreases in the value of BVARs for the Named Executives for the three year period ending December 31, 2013, resulting from changes in the Corporation’s book value, are shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table.  This presentation is appropriate since the BVARs are not based upon changes in the market value of equity securities and are not settled in any form of equity security.

BVARs vest ratably over a three-year period, cannot be exercised prior to January 1 of the calendar year in which they expire (five years from grant), except in the case of death, disability or retirement, as defined in the BVAR Plan.  In addition, termination of employment for reasons other than death, disability or retirement results in forfeit of all vested and unvested BVARs.  These plan provisions provide employee retention benefits to the Corporation.  BVARs, when granted, have historically been widely distributed to virtually all salaried employees in amounts proportional to their job responsibilities and annual base salaries.

BVARs were awarded in March, 2013 with an expiration date of March 30, 2018.  Information with respect to BVAR grants during 2013 to the Named Executive Officers is included in the non-equity awards tables elsewhere in this document.

Employee Benefits and Perquisites

The Corporation offers its executive officers standard employee benefits, including the ability to participate in the group life, health, dental and disability insurance as well as the Corporation’s 401(k) Plan, to the same extent offered to all employees of the Corporation.  The Corporation matches contributions made by the executive officers to the 401(k) Plan consistent with the matching contribution for all participants of the Plan.

The Committee has also approved arrangements providing executive officers with the use of a Corporation-owned automobile, including maintenance costs, insurance coverage and a partial fuel allowance.

Components for 2014

Base Salary for 2014

For 2014, the Committee has determined that base salaries for each of the other Named Executive Officers will be increased from 0% to 5% during 2014 in light of the favorable operating results and meaningful accomplishments with respect to the Corporation’s five year strategic plan achieved during 2013.

Annual Incentives for 2014

For 2014, the Committee has determined to maintain the structure of the annual incentive plan utilized in 2013, as described in Annual Incentives for 2013 above, without modification.

A more detailed description of the Executive Bonus Plan, which was first effective January 1, 2010, was included starting on Page 21 of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 4, 2010, a copy of which may be obtained on the Corporation’s website at www.baldwinandlyons.com or from the SEC Edgar website (www.sec.gov/edgar).

Long-term Incentives for 2014

The Committee determined not to award any further long-term incentives during 2014.

Other Compensation Matters
The Corporation has not entered into employment, severance or change-in-control agreements with any employees, including the Named Executive Officers, which would provide compensation in the event of a termination.  All employees of the Corporation are employed on an at-will basis and either the employee or the Corporation is free to terminate any employment relationship at any time.

The Corporation has no post-retirement benefit policies, nor any pension or retirement plans, other than its 401(k) Profit Sharing Plan which is generally available to all employees and which carries no post-employment obligations for the Corporation.

Section 162(m) of the Internal Revenue Code, limits the Corporation’s ability to take a tax deduction for certain compensation paid in excess of $1 million to each of the Named Executive Officers listed in the summary compensation table below.  However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet certain other requirements.  The Committee has considered the impact of Section 162(m), and the regulations thereunder, on the deductibility of executive compensation by the Corporation and has determined that, to the extent practical, bonus and deferred compensation plans should be submitted to shareholders for approval to allow for deductibility of compensation paid under these plans.  The Committee will continue to monitor the regulations and any possible impact they may have on the Corporation, and to take appropriate steps when, and if, any measures are necessary as it determines in the best interests of the corporation.

Compensation and Employee Benefit Committee Report

The Committee has reviewed and discussed the above Executive Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Corporation’s annual report on Form 10-K.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE

John D. Weil, Chairman

Thomas H. Patrick

John A. Pigott

Kenneth D. Sacks

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Compen-sation (2)	Non-Qualified Deferred Compen-sation Earnings	All Other Compen-sation (3)	Total
Joseph J. DeVito	2013	1,000,000	718,101	359,062		57,684	0	61,824	2,196,671
C.E.O., President	2012	1,000,000	593,877	296,948		49,050	0	61,590	2,001,465
and C.O.O. (5)	2011	1,000,000	0	0		(118,800)	0	36,537	917,737
Gary W. Miller	2013	542,692	211,207	105,606		20,976	0	43,224	923,705
Executive Chairman	2012	870,000	473,495	236,755		54,500	0	51,878	1,686,628
of BOD (4)	2011	870,000	0	0		(132,000)	0	45,604	783,604
G. Patrick Corydon	2013	600,000	381,516	190,764		31,464	0	51,447	1,255,191
Exec. Vice President	2012	549,120	411,941	205,977		19,075	0	31,953	1,218,066
and C.F.O. (6)	2011	549,120	0	0		(46,200)	0	36,809	539,729
Mark L. Bonini	2013	523,498	316,809	158,410		31,464	0	41,809	1,071,990
Executive Vice	2012	489,250	319,780	159,895		16,350	0	36,141	1,021,416
President (7)	2011	475,000	0	0		(39,600)	0	33,444	468,844
Craig C. Morfas	2013	425,000	218,448	109,227		31,464	0	36,091	820,230
Sr. Vice President	2012	413,586	234,098	117,052		10,900	0	38,704	814,340
and Secretary (8)	2011	347,155	0	0		(26,400)	0	35,416	356,171

(1)
Stock awards represent the grant date value of the portion of the 2013 annual incentive bonuses payable in the form of the Corporation’s Class B common stock.  These shares are subject to risk of forfeiture and vest over three years from the date of grant, as more fully described elsewhere in this document.

(2)
Amounts shown in this column represent the change in vested and unvested value of book value appreciation rights which are based on increases or decreases in the Corporation’s book value per share during the year.  The actual compensation realized, if any, is settled only in cash and only upon satisfaction of holding period restrictions, as more fully described elsewhere in this document.  Compensation from book value appreciation rights is subject to complete forfeiture should employment terminate prior to satisfaction of holding period requirements and, thus, amounts reported in this column may not ultimately be paid by the Corporation to the Named Executive Officer.

(3)	Other compensation for 2013 consists of the following:

		401(K) Plan
	Total	Contribution	Perquisites
Mr. DeVito	$61,824	$20,400	$41,424
Mr. Miller	43,224	20,400	22,824
Mr. Corydon	51,447	20,400	31,047
Mr. Bonini	41,809	20,400	21,409
Mr. Morfas	36,091	20,400	15,691

Perquisites consist primarily of the total cost to the Corporation of automobiles provided to the Named Executives, without reduction for business use and including any gain or loss realized on the disposal of the automobiles and from dividends paid on restricted stock during the vesting periods.

(4)	Mr. DeVito was elected Chief Executive Officer in December of 2010 and had previously served as President and Chief Operating Officer beginning February, 2007.

(5)	Mr. Miller served as Chief Executive Officer until December, 2010 when he was elected Executive Chairman of the Board of Directors.

(6)	Mr. Corydon was elected Executive Vice President in February, 2008.

(7)	Mr. Bonini was elected Executive Vice President in February, 2011. Previously, he held the office of Vice President.

(8)	Mr. Morfas was elected Executive Vice President in February, 2012. Previously, he held the office of Senior Vice President.

Grants of Plan-Based Awards Table

			Estimated Future Payouts			Estimated Future Payouts				Grant Date
		Number	Under Non-Equity			Under Equity			All Other	FV of
		of Units	Incentive Plan Awards			Incentive Plan Awards			Stock	Stock and
	Grant	Awarded	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Option
Name	Date	(1)	($)	($) (1)	($)	(#)	(#) (2)	(#)	(#)	Awards
Joseph J. DeVito	3/30/2013 (1)	55,000	n/a	330,000	n/a					0
	2/4/2014 (2)					n/a	15,080	n/a		359,062
Gary W. Miller	3/30/2013 (1)	20,000	n/a	120,000	n/a					0
	2/4/2014 (2)					n/a	4,435	n/a		105,606
G. Patrick Corydon	3/30/2013 (1)	30,000	n/a	180,000	n/a					0
	2/4/2014 (2)					n/a	8,012	n/a		190,764
Mark L. Bonini	3/30/2013 (1)	30,000	n/a	180,000	n/a					0
	2/4/2014 (2)					n/a	6,653	n/a		158,410
Craig C. Morfas	3/30/2013 (1)	30,000	n/a	180,000	n/a					0
	2/4/2014 (2)					n/a	4,587	n/a		109,227

(1)
Awards consist of book value appreciation rights (BVAR's) which vest 1/3 per year beginning on the first anniversary of the grant and are fully vested on March 30, 2016 and expire on March 30, 2018.  BVAR's may not be exercised, except in the case of death, disability or retirement, as defined in the BVAR Plan, before January 1, 2018.  Any vested BVAR's not so exercised expire upon the termination of employment, either voluntary or involuntary.  Future payouts are dependent upon an increase in the Corporation's book value and are determined by multiplying the difference between the adjusted book value of the Corporation's common stock on the date of exercise and the adjusted book value as of December 31, 2012.  The estimated dollar amounts in the Target column are computed using the average annual increases in the Company's adjusted book value since 2003 and assume exercise in March, 2018.  These estimates are not intended to forecast actual future appreciation in adjusted book value of the Corporation's common shares.  No data is presented in the Threshold or Maximum columns since there is no minimum or maximum appreciation which applies to the BVAR's; however, all BVAR's expire on March 30, 2018 and, accordingly, no appreciation in the Corporation's book value beyond December 31, 2017 can be considered for purposes of these awards.

(2)
Shares awarded under the Corporation’s Executive Incentive Bonus Plan for 2013.  While the actual grant occurred on the date shown above, these shares were earned during 2013.  The value of this grant is included in the Stock Awards column of the Summary Compensation Table.  These shares vest ratably on the first, second and third anniversaries of the Grant Date and are subject to forfeiture in the event of termination of employment for any reason other than death, disability or retirement, as defined in the Plan.

Option Exercises and Stock Vesting Table

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	Upon
Name	Exercise (#)	Exercise ($)	Vesting (#) (1)	Vesting ($)

Joseph J. DeVito	0	0	4,643	109,064

Gary W. Miller	0	0	4,091	96,098

G. Patrick Corydon	0	0	2,414	56,705

Mark L. Bonini	0	0	1,447	33,990

Craig A. Morfas	0	0	1,280	30,067

(1)
Total of shares previously awarded as a portion of the Corporation’s Executive Incentive Bonus Plan for calendar years 2009 (granted February, 2010), and 2010 (granted February, 2011).  No shares were awarded for calendar year 2011.  These shares vest one-third on each of the first, second and third anniversaries of the respective Grant Dates. All shares shown in the table above vested in February, 2013.

Outstanding Equity Awards at Fiscal Year End

No option awards are outstanding as of December 31, 2013 and, accordingly, columns of this table relating to option awards have not been presented.  Stock awards outstanding as of December 31, 2013 are as follows:

	Stock Awards
			Equity	Equity
		Market	Incentive	Incentive
	Number	Value	Plan Awards:	Plan Awards:
	of Shares	of Shares	Number of	Market or
	or Units	or Units	Unearned	Payout Value
	of Stock	of Stock	Shares or	of Unearned
	That Have	That Have	Units That	Shares or
	Not Vested	Not Vested	Have Not	Units Not
Name	(#) (1)	($) (2)	Vested (#)	Vested ($)

Joseph J. DeVito	14,079	$384,638	n/a	n/a

Gary W. Miller	11,181	$305,465	n/a	n/a

G. Patrick Corydon	9,408	$257,027	n/a	n/a

Mark L. Bonini	7,277	$198,808	n/a	n/a

Craig C. Morfas	5,294	$144,632	n/a	n/a

(1)
Unvested shares awarded as a portion of the Corporation’s Executive Incentive Bonus Plan for calendar years 2010 (granted February, 2011) and  2012 (granted February, 2013).  No shares were awarded for calendar year 2011.  These shares vest one-third on each of the first, second and third anniversaries of the respective Grant Dates and are subject to forfeiture in the event of termination of employment for any reason other than death, disability or retirement.

(2)	Valued using the closing price of the Corporation’s Class B Common shares on December 31, 2013.

Advisory Vote To Approve Executive Officer Compensation

A proposal to provide annual advisory votes to approve executive officer compensation, included in the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 10, 2011, was approved by shareholders.  Accordingly, this advisory vote will be included in each Proxy Statement going forward.

The Board is seeking your approval of the compensation of our executives as disclosed in the compensation tables and accompanying narrative in this Proxy Statement, including the “Executive Compensation Discussion and Analysis” and “Compensation and Employee Benefits Committee Report”.  This proposal, commonly known as a "Say on Pay" proposal, gives you the opportunity to express your views on the Corporation's executive compensation practices.  Because your vote is advisory, it will not be binding upon the Board.   While the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions, the Committee will make its final decision based on the best interests for the Corporation.

The Board of Directors recommends a vote “FOR” approval of the compensation of our executives as disclosed in the compensation tables and accompanying narrative in this Proxy Statement.

The Board recognizes that there is considerable public discussion regarding appropriate approaches to compensation.  However, the Board believes that the Corporation's executive compensation policies are balanced, appropriately focused on pay for performance principles, strongly aligned with the long-term interests of our shareholders, and enable the Corporation to attract and retain strong and experienced senior executives.

As described more fully in the “Executive Compensation Discussion and Analysis” and “Compensation and Employee Benefits Committee Report” herein, the Corporation evaluates executive officer compensation in several different ways, including market survey compensation data, periodically reviewing compensation information for peer companies and receiving advice and recommendations from the Chief Executive Officer and the Chairman of the Committee.  This careful evaluation ensures that our executive compensation is competitive yet closely tied to both the Corporation’s and each executive officer's performance.  Additionally, the Corporation's formula bonus program recognizes and rewards the success of executives who manage performance to achieve both the long-term and short-term goals set for them every year by the CEO and the Compensation Committee.

Audit Committee Matters

Audit Committee Membership

All members of the Audit Committee are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to audit committee members.

The Audit Committee has a charter, a copy of which may be found in the corporate governance section of the Corporation’s website at www.baldwinandlyons.com.

The board of directors has determined that the Chairman of the Audit Committee, Otto N. Frenzel IV, is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.  During the calendar year 2013, the Audit committee met five (5) times.  The full Audit Committee discussed and reviewed the interim financial information contained in the Corporation’s quarterly Forms 10-Q with the CEO, the CFO and the independent auditors prior to filing with the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and discussed with the auditors any relations that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.  The Audit Committee also discussed with management, the director of internal audit and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Audit Committee also reviewed both with the independent auditors and the director of internal audit their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed the audited financial statement of the Corporation as of and for the year ended December 31, 2013, with management and the independent auditors.  Management has the responsibility for the preparation of the Corporation’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.  The Audit Committee also recommended the reappointment, subject to the shareholder approval, of the independent auditors, Ernst & Young LLP, and the Board of Directors concurred in the recommendation.

Also see comments regarding pre-approval of audit fees contained in the section titled Independent Auditor Fees, below.

Audit Committee

      Otto N. Frenzel, IV, Chairman

John A. Pigott

John M. O’Mara

Kenneth D. Sacks

Independent Auditor Fees

Audit Fees

Fees for audit services performed by Ernst & Young LLP are expected to total $610,000 for the year ended December 31, 2013 and totaled $571,250 for the year ended December 31, 2012.  These totals are inclusive of fees associated with the annual audit, reviews of quarterly reports on Forms 10-Q, statutory audits and loss reserve certifications required by regulatory authorities for each of the insurance company subsidiaries and the review of the internal controls of the Corporation as required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Fees for audit-related services paid to Ernst & Young LLP are expected to total less than $5,000 for the year ended December 31, 2013 and totaled $4,500 for the year ended December 31, 2012, which included certification of certain reports required by regulatory authorities.

Tax Fees

Fees for tax services, including fees for review of the consolidated federal income tax return and assistance with electronic filing, are expected to total approximately $20,600 for the year ended December 31, 2013 and totaled $20,000 for the year ended December 31, 2012.

All Other Fees

No fees were billed by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2013 and 2012 other than those specified above.

The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates.  The independent auditors submit a written proposal that details all audit and audit-related services.  Revisions to the written proposal, if necessary, are also submitted in writing.  Audit fees, including internal control attestation required by the Sarbanes-Oxley Act, are fixed and contained in the proposal.  The Corporation received a proposal for the audit engagement for the year 2013 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement.  Future revisions, if any, will be reviewed and pre-approved by the Audit Committee.

All services described above under the captions “Audit Fees”, Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

Independent Auditors

Subject to ratification by the shareholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for 2014.  Representatives of Ernst & Young LLP are expected to attend the Annual Meeting on May 8, 2014.  They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from the shareholders.  Ernst & Young LLP has acted as the Corporation’s independent auditors since 1970.

The Board of Directors recommends a vote “FOR” ratification of the selection of Ernst & Young LLP as independent auditors.

Composition and Functions of the Nominating Committee

The Board of Directors has a separate nominating committee, consisting solely of Independent Directors, for the purpose of consideration and nomination of directors of the Corporation.  The nominating committee has a charter, a copy of which may be found in the corporate governance section of the Corporation’s website at www.baldwinandlyons.com.  The current members of the Nominating Committee are Stuart D. Bilton, Chairman, Otto N. Frenzel IV and John A. Pigott.  The Nominating Committee is responsible for selecting the nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors.  The skills and characteristics assessed include independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the Board of Directors as a whole.

The members of the Nominating Committee consider candidates with the following qualifications (though they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor:
•	Chief executive officers or senior executives, particularly those with experience in finance, investments, marketing and operations.

•	Individuals who meet the current criteria of the Securities and Exchange Commission and NASDAQ to be considered as Independent Directors.

Any shareholder nominee, together with any information about the candidate’s qualifications, will be evaluated by the members of the Nominating Committee along with any other proposed candidates.  A shareholder wishing to nominate a candidate for the Board of Directors should send a written nomination to the Corporate Secretary at the principal offices of the Corporation.  The nomination should specify the nominee’s name and other qualifications, including, but not limited to, those specified above.  To be considered, a nomination must be received at least 120 days prior to the next annual meeting of shareholders.  In the case of the 2015 annual meeting, the deadline is November 30, 2014.   All recommendations must be accompanied by a written consent of the nominee to be nominated for election to the Corporation’s Board of Directors.

The Nominating Committee selected each of the nominees included for election in this Proxy Statement.

Shareholder Communication

The Board of Directors has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board Committee or individual directors.  Shareholders wishing to communicate with either the Board as a whole, a Board Committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Baldwin & Lyons, Inc. or to the desired committee or to an individual director, c/o Corporate Secretary, Baldwin & Lyons, Inc., 111 Congressional Boulevard, Carmel, IN 46032 or by sending an electronic mail message to boardofdirectors@baldwinandlyons.com.  All communications will be compiled by the Secretary of the Corporation and submitted to the Board of Directors or the addressee not later than the next regular Board meeting.

Submission of Shareholder Proposals

Shareholder proposals to be presented at the 2015 Annual Meeting of Shareholders must be received by the Corporation at its principal office on or before November 30, 2014 to be considered for inclusion in the Corporation’s proxy materials for that meeting.

Transactions  with Management and Others

The Corporation, through its subsidiary, Protective, has invested $9,000,000 in limited partnerships managed by New Vernon Investment Management, LLC (“NVIM”) with a market value of approximately $17,207,000 at December 31, 2013.  NVIM is owned by NV Capital Holdings II, LLC (“NV”) and affiliates.  Thomas H. Patrick, together with Nathan Shapiro, Steven Shapiro and affiliates, own 34% of NV in the aggregate.  Messrs. Patrick, Nathan Shapiro and Steven Shapiro are directors of the Corporation.  During 2013, Protective has incurred $200,026 in management fees and $18,000 in performance based fees to NVIM for management of these limited partnerships.  The Corporation has been informed that the fee rates applied to its investments in partnerships managed by NVIM are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective has also invested $15,000,000 in the New Vernon India Fund, L.P. (“India Fund”) which is managed by New Vernon Management, LLC (“NVM”), an affiliate of NV.  The India Fund has a market value of approximately $22,692,000 at year end 2013 and, during 2013, Protective recorded $440,118 in management fees and no performance based fees to NVM and its affiliates for management of this limited partnership.  The Corporation has been informed that the fee rates applied to its investment in the India Fund are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective utilizes SF Investments, Inc. (“SF”), a broker dealer firm, for management of portions of its investment portfolio and a related entity, New Vernon Wealth Management, LLC (“NVWM”), for investment advisory services.  Steven Shapiro is Vice President of SF and NVWM and Nathan Shapiro is an advisor to both entities.  SF has, in the past, served as agent for a limited number of purchases and sales of securities.  The Corporation has been informed that commission rates charged by SF to the Corporation and its subsidiaries are no higher, and often less than, rates charged to non-affiliated customers for similar investments.  There were no commissions charged by or fees paid to SF on transactions during 2013.  NVWM manages a portion of Protective’s fixed income securities portfolio with a market value of approximately $19,427,000 at year end 2013.  Fees paid to NVWM for the management of this portfolio totaled $28,710 during 2013.  The Corporation also paid approximately $210,000 during 2013 to SF and its affiliates for advice and counseling on the Corporation’s investment portfolios.

Vote Required for Approval

Shareholders owning a majority of the Class A shares outstanding must be present or represented by proxy in order to constitute a quorum for the transaction of business.  Thus, a total of 1,311,555 Class A shares will be required at the meeting for there to be a quorum.  In order to elect the directors for the ensuing year, to confirm the appointment of Ernst & Young LLP as the Corporation’s independent auditors and to provide the advisory vote on approving executive officer compensation, a majority of the votes present at the meeting, either in person or by proxy, a quorum being present, will be required.

Code of Conduct

The Board of Directors has adopted a Code of Business Conduct which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data.  The Code of Business Conduct is available on the Corporation’s website at www.baldwinandlyons.com.

Other Matters

The Corporation knows of no other matters to be presented for action at the meeting.  If any other matters should properly come before the meeting, or any adjournment of the meeting, those matters will be acted on by the persons named as proxies in the accompanying Proxy.  The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

The Annual Report to Shareholders on Form 10-K contains financial statements for the year ended December 31, 2013 and other information about the operations of the Corporation.  The Form 10-K is enclosed with this Proxy Statement but is not regarded as proxy soliciting material.  In addition, the Report of the Compensation and Employee Benefits Committee included in this Proxy Statement is not regarded as proxy soliciting material.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose.  Prompt response is helpful, and your cooperation will be appreciated.

April 3, 2014

By Order of the Board of
Directors

/s/ Craig C. Morfas
Executive Vice President and Secretary